As filed with the Securities and Exchange Commission on October 26, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMVERSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3398741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

810 Seventh Avenue New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Comverse, Inc. 2012 Stock Incentive Compensation Plan

(Full title of plan)

Roy S. Luria

Senior Vice President, General Counsel and Corporate Secretary

Comverse, Inc.

810 Seventh Avenue

New York, New York 10019

(Name and address of agent for service)

(212) 739-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	7,500,000 shares	$210,825,000	$28.11	$28,757

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall include any additional shares of common stock, par value $.0.01 per share (the “Common Stock”) that may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Subject to certain adjustments as provided in the Comverse, Inc. 2012 Stock Incentive Compensation Plan (the “Plan”), the number of shares of Common Stock available for issuance under the Plan is equal to the sum of (a) 2,500,000 plus (b) the aggregate number of shares of Common Stock subject to the Assumed CTI Awards (as defined in the Plan). Under the Plan, the aggregate number of shares of Common Stock that may be issued in respect of the Assumed CTI Awards may not exceed 5,000,000 shares of Common Stock, which is the number of shares of Common Stock with respect to Assumed CTI Awards registered hereby.
(3)	Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum aggregate offering price and the amount of registration fee are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of shares of Common Stock of the registrant in the “when issued” trading market as reported on the NASDAQ Stock Market on October 24, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Pursuant to Rule 428(b)(1) under the Securities Act, the documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Comverse, Inc. 2012 Stock Incentive Compensation Plan. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute the Section 10(a) prospectus. Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, previously filed by Comverse, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC” or “Commission”), are incorporated herein by reference:

(a)	The Company’s Registration Statement on Form 10, initially filed with the Commission on June 7, 2012 (file number 001-35572) including the description of the Company’s common stock, par value $.0.01 per share (the “Common Stock”) contained therein, and any amendment or report filed for the purpose of updating such description; and

(b)	Current Reports on Form 8-K, filed October 12, 2012, October 19, 2012 and October 26, 2012 ( file No. 001-35572).

Except as otherwise indicated, all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of such documents deemed not to be filed) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold will be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the Company’s certificate of incorporation or bylaws, a vote of shareholders or disinterested directors, agreement or otherwise.

Under Delaware law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) unlawful payment of dividends or stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. The Company’s certificate of incorporation provides that, to the fullest extent permitted under Delaware law, no Comverse director shall be liable to us or the Company’s shareholders for monetary damages for breach of fiduciary duty as a director.

The Company’s bylaws require indemnification, to the fullest extent permitted under Delaware law or other applicable law, of any person who is or was a director or officer of the Company’s and who is or was involved in any manner or threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Company’s or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding; provided that the foregoing shall not apply to a director or officer with respect to a proceeding that was commenced by such director or officer except under certain circumstances.

In addition, the Company’s bylaws provide that all reasonable expenses incurred by or on behalf of a director or officer in connection with any investigation, claim, action, suit or proceeding will be advanced to the director or officer by us upon the request of the director or officer, which request, if required by law, will include an undertaking by or on behalf of the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.

The indemnification rights provided in the Company’s bylaws are not exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

As permitted by Delaware law, the Company’s bylaws authorize us to purchase and maintain insurance to protect any director, officer, employee or agent against claims and liabilities that such persons may incur in such capacities.

The Company will enter into an indemnification agreement with each of its executive officers and directors that provide, in general, that the Company will indemnify them to the fullest extent permitted by law in connection with their service to the Company or on its behalf.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Document Description

3.1*	Form of Amended and Restated Certificate of Incorporation of Comverse, Inc.

3.2**	Form of Bylaws of Comverse, Inc.

4.1**	Form of Comverse, Inc. 2012 Stock Incentive Compensation Plan.

5.1***	Opinion of Milbank, Tweed, Hadley & McCloy LLP.

23.1***	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1).

23.2***	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

24.1***	Power of Attorney (included in signature page to this Registration Statement).

*	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 26, 2012 (Registration No. 001-35572).
**	Incorporated by reference to the Company’s Registration Statement on Form 10 initially filed on June 7, 2012, as amended (Registration No. 001-35572).
***	Filed herewith

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 26th day of October, 2012.

COMVERSE, INC.

By:	/s/ Roy S. Luria
Name:	Roy S. Luria
Title:	Senior Vice President, General Counsel and Corporate Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philippe Tartavull, Thomas B. Sabol and Roy S. Luria, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons on behalf of Comverse, Inc. and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philippe Tartavull	Director and President and Chief Executive Officer (Principal Executive Officer)	October 26, 2012
Philippe Tartavull

/s/ Thomas B. Sabol	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	October 26, 2012
Thomas B. Sabol

/s/ Shawn C. Rathje	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	October 26, 2012
Shawn C. Rathje

/s/ Susan D. Bowick	Director	October 26, 2012
Susan D. Bowick

/s/ Mark C. Terrell	Director	October 26, 2012
Mark C. Terrell

EXHIBIT INDEX

Exhibit No.	Document Description

3.1*	Form of Certificate of Incorporation of Comverse, Inc.

3.2**	Form of Bylaws of Comverse, Inc.

4.1**	Form of Comverse, Inc. 2012 Stock Incentive Compensation Plan.

5.1***	Opinion of Milbank, Tweed, Hadley & McCloy LLP.

23.1***	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1).

23.2***	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

24.1***	Power of Attorney (included in signature page to this Registration Statement).

*	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 26, 2012 (Registration No. 001-35572).
**	Incorporated by reference to the Company’s Registration Statement on Form 10 initially filed on June 7, 2012, as amended (Registration No. 001-35572).
***	Filed herewith.